EXHIBIT 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL 2026 RESULTS

TULSA, OK, May 19, 2026—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal fourth quarter and fiscal year ended February 28, 2026.

Fiscal Year Summary Compared to the Prior Year

●	Net revenues of $22.9 million compared to $34.2 million.

●	Average active PaperPie Brand Partners totaled 5,800 compared to 12,300.

●	Earnings before income taxes totaled $5.3 million. Excluding the gain on the building sale of $12.2 million, loss before income taxes were $(6.9) million.

●	Income tax expense was $3.0 million, with an effective tax of 56.5%, due to a one-time valuation allowance of $1.5 million.

●	Net earnings totaled $2.3 million.

●	Earnings (loss) per share totaled $0.27, compared to a loss of $(0.63), on a fully diluted basis.

Fourth Quarter Summary Compared to the Prior Year Fourth Quarter

●	Net revenues for the quarter were $4.2 million compared to $6.6 million.

●	Average active PaperPie Brand Partners totaled 4,500 compared to 9,400.

●	Loss before income taxes were $(2.1) million, a $0.6 million decline over the prior fiscal fourth quarter.

●	Income tax expense was $1.0 million due to a one-time valuation allowance of $1.5 million.

●	Net Loss totaled $(3.1) million a decline of $1.8 million over the prior fiscal fourth quarter.

●	Loss per share totaled $(0.37) compared to loss per share of $(0.16), on a fully diluted basis.

Per Craig White, Chief Executive Officer, “Throughout fiscal 2026, we continued to run promotions with discounted pricing, strategically prioritizing cash flow over profitability to reduce debt and lower inventory as part of our plan with the bank. These tactical decisions helped us reduce our bank debts and past due invoices with our vendors. Remember, during the third quarter of fiscal 2026, we completed the sale of the Hilti Complex for $32.2 million. The cash flow we produced coupled with the proceeds from that transaction allowed us to completely pay off our bank borrowings totaling $30.9 million and we now remain debt free.”

“During fiscal 2026, we reduced our inventory levels from $44.7 million to $37.7 million, generating $7.0 million of cash flows. Although we are debt free, we remain focused on reducing our excess inventory and the cash flow generated from inventory reductions is expected to further bolster our financial position. Our company has always taken a conservative approach to operations, and we believe the cash flow gained from reducing surplus inventory and our cost cutting efforts position us well for future growth and performance.”

“While completing the sale of the Hilti Complex and eliminating our interest and bank debts were our first priority, we have also continued to focus on reducing our operating expenses. At the end of the fiscal year, as the next step in our turn-around plan, we executed a strategic restructuring of our office and warehouse staff, including executive pay reductions, a small reduction in force, along with other expense reductions. The total saving to our general and administrative expenses should exceed $1.2 million in fiscal 2027, giving us the flexibility to continue our conservative purchasing plan which is expected to energize both of our sales divisions. I am glad to say that we have begun releasing new titles in early fiscal 2027 and are looking to add additional new titles this summer and fall. In addition, we announced a new $2.0 million Line of Credit with Regent Bank. This line gives us additional working capital, should we need it, to assist with the pace of our planned growth.”

“I am proud of the efforts of our team to stay focused during this challenging period of high inflation and the resulting reduced disposable income of our customers.”

EDUCATIONAL DEVELOPMENT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended February 28,		Twelve Months Ended February 28,
	2026	2025	2026	2025
NET REVENUES	$4,178,300	$6,636,300	$22,913,600	$34,191,000

EARNINGS (LOSS) BEFORE INCOME TAXES	(2,096,400)	(1,530,000)	5,346,800	(6,855,000)

INCOME TAXES	1,010,600	(184,500)	3,021,600	(1,591,400)
NET EARNINGS (LOSS)	$(3,107,000)	$(1,345,500)	$2,325,200	$(5,263,600)

EARNINGS (LOSS) PER SHARE	$(0.37)	$(0.16)	$0.27	$(0.63)

DIVIDENDS PER SHARE	$-	$-	$-	$-

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,511,364	8,583,494	8,563,491	8,348,971
Diluted	8,511,364	8,583,494	8,563,491	8,348,971

Fiscal 2026 Earnings Call

Date: Tuesday, May 19, 2026

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 58335

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2026, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2026 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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